                                  EXHIBIT 10.1

   DVD Video and DVD ROM Disc Patent License Agreement dated August 9, 2002, between Koninklijke Philips Electronics N.V. and Metatec International, Inc.


This Agreement is entered into this 9th day of August, 2002 by and between


KONINKLIJKE PHILIPS ELECTRONICS N.V., having its registered office in Eindhoven, The Netherlands, (hereinafter referred to as "Philips")

and

METATEC INTERNATIONAL, INC., having its registered office in 7001 Metatec Blvd., Dublin, Ohio 43017 (hereinafter referred to as "Licensee")


WHEREAS, Philips, Sony Corporation of Japan ("Sony"), Pioneer Corporation of Japan ("Pioneer"), Hitachi Ltd. of Japan, Matsushita Electric Industrial Co. Ltd. of Japan, Mitsubishi Electric Corporation of Japan, Thomson Multimedia of France, Time Warner Entertainment Company L.P. of the USA, Toshiba Corporation of Japan, and Victor Company of Japan Ltd. of Japan, have defined a new system, which has been presented under the name DVD-Video System, as well as a system, which has been presented under the name DVD-ROM System, said systems hereinafter defined, and collectively referred to as the "DVD Systems";

WHEREAS, the DVD Systems result from research and development efforts of each of the companies mentioned above;

WHEREAS, the DVD Systems specifications and the right to use the DVD logo can be obtained from the entity known as the DVD Format/Logo Licensing Corporation, based in Tokyo, Japan;

WHEREAS, Philips, Sony and Pioneer each own certain patents relating to the DVD Systems;

WHEREAS, Philips has been authorized by Sony and Pioneer to grant licenses under certain patents relating to the DVD Systems, which are owned or controlled by Sony and its Associated Companies (as hereinafter defined) and by Pioneer and its Associated Companies respectively, as well as such patents relating to the DVD Systems which are jointly owned by Pioneer, Sony and/or Philips, while Sony and Pioneer each retain the right also to license their respective patents relating to the DVD Systems separately so that interested manufacturers may opt to take out individual licenses under the relevant patents of each of Philips, Sony and Pioneer instead of a combined license;

WHEREAS, Licensee has requested from Philips a license under the relevant patents of Philips, Sony and Pioneer relating to DVD-Discs and wishes such DVD-Discs to be compatible with devices conforming to the DVD Standard Specifications for any of the relevant DVD Systems; and

WHEREAS, Philips is willing to grant Licensee a license under the relevant patents on the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual obligations and covenants hereinafter set forth, the parties hereto have agreed as follows:

                             ARTICLE 1 - DEFINITIONS
                             -----------------------

The following terms used in this Agreement shall have the meanings set out below:

1.01 "DISC" shall mean a non-recordable reflective disc-shaped information carrier comprising any kind of information including, but not limited to, audio, video, text and/or data related information, which is irreversibly stored in one or more information layers during and as an integral part of the manufacturing process of the disc in a form which is optically readable by playback devices using a laser-beam.

1.02 "DVD-VIDEO DISC" shall mean a replicated Disc comprising any kind of information including, but not limited to, audio, video, text, and/or data related information, encoded in digital form, which is optically readable by a DVD-Video Player and by a DVD-ROM Player (as hereinafter defined) and which conforms to the DVD-Video Standard Specifications and the DVD-ROM Standard Specifications, parts 1, 2 and 3 (as hereinafter defined).

1.03 "DVD-ROM DISC" shall mean a replicated Disc comprising any kind of information including, but not limited to, audio, video, text, and/or data related information, encoded in digital form, which is optically readable by a DVD-ROM Player (as hereinafter defined) and which conforms to the DVD-ROM Standard Specifications (as hereinafter defined).

         The DVD-Video Disc and DVD-ROM Disc together are referred to as "DVD-Disc".

1.04 "DVD-VIDEO SYSTEM" shall mean the Digital Versatile Disc Video System which is capable of storing and reproducing video and sound signals in digital form on DVD-Video Discs.

1.05 "DVD-ROM SYSTEM" shall mean the Digital Versatile Disc ROM System which is capable of storing and reproducing data signals in digital form on DVD-ROM Discs.

1.06 "DVD-ROM STANDARD SPECIFICATIONS" shall mean the specifications for the DVD-ROM System, as specified in the document "DVD Specification for Read-Only Disc, version 1.0 (parts 1 and 2)" of August 1996, or any updated version thereof, as issued by the DVD Format/Logo Licensing Corporation.

1.07 "DVD-VIDEO STANDARD SPECIFICATIONS" shall mean the specifications for the DVD-Video System, as specified in the document "DVD Specification for Read-Only Disc, version 1.0 (part 3)" of August 1996, or any updated version thereof, as issued by the DVD Format/Logo Licensing Corporation.

         The DVD-ROM Standard Specifications and the DVD-Video Standard Specifications together are referred to as the "DVD Standard Specifications".

1.08 "PLAYER" shall mean a playback device for optically reading information stored on a Disc and converting such information into electrical signals for reproduction purposes.

1.09 "DVD-VIDEO PLAYER" shall mean a Player capable of reproducing information stored on a DVD-Video Disc and converting such information into electrical signals, in accordance with the DVD Standard Specifications, which electrical signals are directly capable and intended to be used for visual reproduction through standard television receivers and/or video monitors. Such DVD-Video Player may, in addition to reproducing information on a DVD-Video Disc, also be capable of reproducing information stored on a CD-Audio Disc.

1.10 "DVD-ROM PLAYER" shall mean a Player capable of reproducing information stored on a DVD-ROM Disc and/or a DVD-Video Disc and converting such information into electrical signals, in accordance with the DVD-ROM Standard Specifications or the DVD Standard Specifications, which electrical signals are directly capable and intended to be used for reproduction of video, text and data-related information through data handling and/or data processing equipment. Such DVD-ROM Player may, in addition to reproducing information stored on a DVD-Disc, also be capable of reproducing information stored on a CD-Audio Disc and/or a CD-ROM Disc.

         The DVD-Video Player and DVD-ROM Player together referred to as "DVD-Player".

1.11 "LICENSED PRODUCT(S)" shall mean a DVD-Video Disc and/or a DVD-ROM Disc, having either a single or dual information layer(s) (which is/are readable from one side of the disc) or two single or dual information layers (which are readable from opposite sides of the disc), manufactured and/or sold in accordance with the provisions hereof, which has been duly reported and on which the royalties due hereunder are paid in accordance with the provisions of this Agreement.

1.12 "LICENSED PATENTS" shall mean the patents listed in the relevant Exhibits as selected by Licensee pursuant to Option A and B below.

         OPTION A: Licensee chooses the essential patents listed in Exhibit I, for the use of any one or more of these patents, exclusively for the manufacture and/or sale of DVD-ROM Discs.

         OPTION B: Licensee chooses the essential patents listed in Exhibit II, for the use of any one or more of these patents, exclusively for the manufacture and/or sale of DVD-Video Discs.

         Option(s):    o A    o B   o A and B    (please tick as appropriate)


                  Initial: __________________


                  The term "ESSENTIAL" as used in relation to patents in this Agreement shall refer to patents, the use of which is necessary (either directly or as a practical matter) for compliance with the Standard Specifications defining the relevant DVD Systems.

         Philips will commission an independent patent expert to review the European, Japanese and US patents listed as essential in Exhibits I and II in order to confirm the essentiality of such patents. In the event that said independent expert would find that any of the patents would not qualify as essential as defined in this Agreement, Philips shall delete such patent (as well as the equivalent national patents) from the relevant Exhibit and such patent will be put on the relevant Exhibit of non-essential patents. Any such finding and deletion however, shall not affect the obligation of Licensee to pay the royalty on each Licensed Product as specified in Article 4.02, provided that, in the event that none of the Licensed Patents would be infringed by the manufacture of Licensed Products within the Territory, Licensee shall have no obligation to pay royalties in respect of Licensed Products manufactured within the Territory and which are directly sold for final use within the Territory or directly exported for final use to a country in which no Licensed Patents subsist. Notwithstanding such deletion, Licensee shall retain the right to continue the use of such deleted patent(s) in accordance with this Agreement, without any additional payment, unless Licensee explicitly notifies Philips in writing of its decision to waive such right.

         In the event that Philips or Sony or Pioneer (or any of their Associated Companies) would have additional patents (other than patents acquired from third parties after the date of January 1, 1997) in their respective patent portfolio which are essential to the manufacture, sale or other disposal of Licensed Products and which have a filing date or are entitled to a so-called priority date prior to January 1, 1997, but which have not been listed as essential patents in the respective Exhibits hereto, Philips will notify Licensee accordingly and such additional patents will be added to the Licensed Patents. Any patents as may be added as essential patents to any of the respective Exhibits hereto, will similarly be subject to the review by the independent patent expert in accordance with the preceding paragraph.

         THE PATENT LISTS PROVIDED TO LICENSEE UPON EXECUTION OF THE AGREEMENT ARE SUBJECT TO CHANGE IN ACCORDANCE WITH THE PROVISIONS OF THIS AGREEMENT. WITH REGARD TO THE RIGHTS GRANTED TO LICENSEE HEREUNDER, THE PATENT LISTS PUBLISHED BY PHILIPS ON ITS WEBSITE (www.licensing.philips.com) OR OTHERWISE COMMUNICATED BY PHILIPS TO LICENSEE AFTER THE DATE OF EXECUTION HEREOF SHALL PREVAIL OVER THE LISTS PROVIDED TO LICENSEE UPON EXECUTION OF THIS AGREEMENT.

1.13 "Associated Company" shall mean any one or more business entities (1) owned or controlled by Philips, Sony, Pioneer or Licensee, (2) owning or controlling Philips, Sony, Pioneer or Licensee, or (3) owned or controlled by the business entity owning or controlling Philips, Sony, Pioneer or Licensee at the material time. For the purposes of this definition a business entity shall be deemed to own and/or to control another business entity if more than 50% (fifty per cent) of the voting stock of the latter business entity, ordinarily entitled to vote in the election of directors, (or, if there is no such stock, more than 50% (fifty per cent) of the ownership of or control in the latter business entity) is held by the owning and/or controlling business entity.

         For the purpose of this Agreement, Discovision Associates shall not be deemed an Associated Company of Pioneer.

1.14 "Territory" shall mean the geographic area known as the United States of America, its territories and possessions.

                           ARTICLE 2 - GRANT OF RIGHTS
                           ---------------------------

Subject to the conditions of this Agreement:

2.01 For the term of this Agreement, Philips hereby grants to Licensee a non-exclusive, non-transferable license under the Licensed Patents selected by Licensee pursuant to Article 1.12 to manufacture Licensed Products within the Territory in accordance with the relevant DVD Standard Specifications and to sell or otherwise dispose of Licensed Products so manufactured in all countries of the world.

2.02 Philips, also on behalf of Sony and Pioneer, further agrees, for as long as this Agreement is in force and effect and Licensee is in full compliance with its obligations hereunder, to grant Licensee upon Licensee's request a non-exclusive, non-transferable license, either by means of a sub-license arrangement or by means of individual licenses from Philips, Sony and/or Pioneer respectively, on reasonable, non-discriminatory conditions, to manufacture Licensed Products in the Territory and to sell or otherwise dispose of Licensed Products so manufactured in all countries of the world, under any patents not yet licensed hereunder and which are essential to the manufacture, sale or other disposal of Licensed Products, for which Philips, Sony and Pioneer and their respective Associated Companies have or may hereafter acquire from third parties the free right to grant licenses. It is acknowledged and agreed that in respect of the patents as may be licensed pursuant to this Article 2.02, additional royalties may have to be paid over and above the royalties specified in Article 4.02.

2.03 Philips, also on behalf of Sony and Pioneer, further agrees, for as long as this Agreement is in force and effect and Licensee is in full compliance with its obligations hereunder, to grant Licensee upon Licensee's request as well as to those of Licensee's Associated Companies who so request, a non-exclusive, non-transferable license, on reasonable, non-discriminatory conditions, either by means of a sub-license arrangement or by means of individual licenses from Philips, Sony and/or Pioneer respectively, to manufacture DVD-Players and to sell or otherwise dispose of such DVD-Players so manufactured in all countries of the world, under any and all present and future patents essential to the manufacture, sale or other disposal of DVD-Players for which Philips, Sony and/or Pioneer and their respective Associated Companies have or may hereafter acquire the free right to grant licenses.

2.04 In consideration of the undertakings set forth in Articles 2.01, 2.02 and 2.03 and similar undertakings by third party licensees of Philips and without prejudice to the provisions of Article 10, for a period of ten years from the Effective Date (as hereinafter defined) Licensee agrees to grant to Philips, Sony, Pioneer and their respective Associated Companies and to other third parties who have entered or will enter into a license agreement with Philips or an Associated Company of Philips concerning DVD-Discs, non-exclusive, non-transferable licenses, on reasonable, non-discriminatory conditions comparable to those set forth herein, to manufacture, sell or otherwise dispose of DVD-Discs, under any and all present and future patents, for which Licensee or its Associated Companies have or may hereafter acquire the right to grant licenses and which are essential to the manufacture, sale or other disposal of such DVD-Discs as correspond with the Licensed Patents selected by Licensee pursuant to Article 1.12 and which patents were first filed in any country of the world prior to the date of termination of this Agreement. For the avoidance of doubt, the undertaking set out in the preceding sentence shall only apply to those companies which have made the same selection pursuant to Article
         1.12 as Licensee and which in that respect accept or have accepted a similar undertaking as contained in this Article 2.04.

2.05 In addition, in consideration of the undertakings set forth in Articles 2.01, 2.02 and 2.03 and similar undertakings by third party licensees of Philips or any of its Associated Companies and without prejudice to the provisions of Article 10, for a period of ten years from the Effective Date, Licensee agrees to grant to Philips, Sony, Pioneer and their respective Associated Companies and to other third parties who have entered or will enter into a license agreement with Philips or an Associated Company of Philips concerning DVD-Players, non-exclusive, non-transferable licenses, on reasonable, non-discriminatory conditions, to manufacture, sell or otherwise dispose of such DVD-Players under any and all present and future patents, for which Licensee or its Associated Companies have or may hereafter acquire the right to grant licenses and which are essential to the manufacture, sale or other disposal of such DVD-Players and which patents were first filed in any country of the world prior to the date of termination of this Agreement. For the avoidance of doubt, the undertaking set out in the preceding sentence shall only apply to those companies which accept or have accepted a similar undertaking as contained in this Article 2.05.

2.06 Philips undertakes that it will offer, at the request of any of Licensee's Associated Companies to any such Associated Company, a non-exclusive and non-transferable license under the Licensed Patents on reasonable and non-discriminatory conditions comparable to those set forth herein, to manufacture, sell or otherwise dispose of DVD-Discs.

         In consideration of Philips' undertaking as set out in the preceding paragraph, Licensee undertakes that all of its Associated Companies which have or may hereafter acquire patents essential to the manufacture, sale or other disposal of DVD-Discs and which patents were first filed in any country of the world prior to the date of termination of this Agreement, shall make available licenses under such patents, on reasonable, non-discriminatory conditions comparable to those set forth herein to Philips, any of Philips' Associated Companies and to other third parties who have entered or will enter into a license agreement with Philips or an Associated Company of Philips in respect of DVD-Discs.

2.07     IT IS EXPRESSLY ACKNOWLEDGED AND AGREED THAT:

         (I) THE LICENSES AND LICENSE UNDERTAKINGS HEREIN CONTAINED WITH RESPECT TO THE MANUFACTURE OF LICENSED PRODUCTS DO NOT EXTEND TO METHODS OR THE MANUFACTURE OR SALE OF EQUIPMENT FOR COMPRESSION AND/OR DECOMPRESSION OF AUDIO SIGNALS (INCLUDING BUT NOT LIMITED TO THE SYSTEM KNOWN AS MPEG-2 AUDIO) OR FOR THE COMPRESSION OR DECOMPRESSION OF VIDEO SIGNALS IN ACCORDANCE WITH THE SYSTEM KNOWN UNDER THE NAME MPEG-2 VIDEO, NOR TO MASTER RECORDING MACHINES, MACHINES, EQUIPMENT OR METHODS FOR THE REPLICATION OF DISCS, NOR TO THE MANUFACTURE OF MATERIALS OR REPRODUCTION RIGHTS FOR INFORMATION (SUCH AS AUDIO, VIDEO, TEXT AND/OR DATA-RELATED INFORMATION), CONTAINED ON DISCS TO BE PLAYED BACK ON A PLAYER/RECORDER. FURTHER, THE LICENSE UNDERTAKINGS WITH RESPECT TO THE MANUFACTURE OF RECORDING/PLAYBACK DEVICES DO NOT EXTEND TO THE MANUFACTURE OF COMPONENTS FOR RECORDING/PLAYBACK DEVICES (INCLUDING BUT NOT LIMITED TO SEMICONDUCTOR DEVICES, INTEGRATED CIRCUITS, LASERS, MOTORS AND LENSES), EXCEPT FOR PATENTS RELATING TO CIRCUITRY AND/OR SYSTEM ASPECTS SPECIFIC TO THE DVD SYSTEMS;

         (II) THE RIGHTS AND LICENSES GRANTED UNDER THIS AGREEMENT APPLY ONLY TO SUCH PART OF A COMBINATION OF ONE OR MORE LICENSED PRODUCTS OR DVD PLAYERS WITH ANY OTHER ELEMENTS, PRODUCTS, SYSTEMS, EQUIPMENT OR SOFTWARE WHICH IS IN COMPLIANCE WITH THE DVD STANDARD SPECIFICATIONS.


                              ARTICLE 3 - HAVE MADE
                              ---------------------

3.01 The rights granted to Licensee pursuant to Article 2 include the right for Licensee to have Licensed Products made for it by third party manufacturers, duly licensed by Philips under an agreement similar to this Agreement, provided that Licensee will properly identify such third party manufacturer in the royalty reporting forms to be submitted to Philips hereunder, together with the quantities of Licensed Products so purchased.
         Conversely, Licensee shall refrain from purchasing or selling DVD-Video Discs and/or DVD-ROM Discs manufactured by any third party not licensed by Philips, where such purchase or sale would constitute an act of infringement of any of the Licensed Patents.


                   ARTICLE 4 - ROYALTIES, REPORTS AND PAYMENTS
                   -------------------------------------------

4.01 In consideration of the rights granted by Philips, Licensee shall, upon execution of this Agreement, make a non-refundable payment of US$ 10,000 (ten thousand US Dollars) to Philips. From this amount of US$ 10,000, an amount of US$ 5,000 (five thousand US Dollars) shall be regarded as an advance payment against royalties payable pursuant to
         Article 4.02.

4.02 In further consideration of the rights granted hereunder by Philips to Licensee, Licensee agrees to pay to Philips a royalty on each Licensed Product sold by Licensee in which any one or more of the Licensed Patent(s) is (are) used, irrespective of whether such Licensed Patent(s) is (are) used in the country of manufacture, sale or other disposal.

         This royalty shall amount to US$ 0.05 (five US Dollar cents) for each such Licensed Product.

         Provided that Licensee is in full compliance with its obligations under this Agreement, and subject to Article 5.01, the royalty applicable to Licensed Products sold after July 1, 2002 shall amount to US$ 0.0375 (three and three quarters of a US Dollar cent) instead of the aforementioned rate of US$ 0.05 for each Licensed Product. In the event that Licensee fails to comply at any time with any of its obligations hereunder, a royalty rate of US$ 0.05 shall apply to Licensee's manufacture and sale of Licensed Products instead of the royalty rate of US$ 0.0375, with immediate effect from the moment of such non-compliance until such moment that Licensee's non-compliance will have been remedied in full.

         A Licensed Product shall be considered sold when invoiced or, if not invoiced, when delivered to a party other than Licensee.

         No royalties shall be payable on Licensed Products purchased by Licensee on a "have made" basis in accordance with Article 3 from third party manufacturers, duly licensed by Philips, provided that Licensee can demonstrate to Philips' satisfaction, that such third party manufacturer has paid to Philips the royalties due in respect of such Licensed Products.

         For the avoidance of doubt, in the event that the manufacture by Licensee of Licensed Products within the Territory would not infringe any of the Licensed Patents, Licensee shall have no obligation to pay royalties in respect of Licensed Products manufactured within the Territory and which are directly sold for final use within the Territory or directly exported for final use to a country in which no Licensed Patents subsist.

4.03 Within 30 days following 31 March, 30 June, 30 September and 31 December of each year during the term of this Agreement, Licensee shall submit to Philips (even in the event that no sales have been made) a written statement in the form as attached hereto as Exhibit C3 (Royalty Reporting Form), signed by a duly authorized officer on behalf of Licensee, setting forth with respect to the preceding quarterly period:

         (1) the quantities of DVD-Discs manufactured by Licensee specified per individual type of DVD-Disc;

         (2) the quantities of DVD-Discs purchased from other licensed manufacturers in accordance with the provisions of Article 3, specified per individual type of DVD-Disc;

         (3) on a per-country basis, specifying for each individual type of DVD-Disc:

                  (a) the quantities of DVD-Discs sold or otherwise disposed of, specifying the identity of the buyers and the trademarks used on or in connection with the DVD-Discs;

                  (b) the quantities of DVD-Discs sold to other manufacturers, duly licensed by Philips, specifying the identity of such other manufacturers and the trademarks used on or in connection with the DVD-Discs;

         (4)      a computation of the royalties due under this Agreement.

         Licensee shall pay the royalties due to Philips within 30 days after the end of each quarterly period, in US Dollars.

4.04 In the event that Licensee fails to submit to Philips a Royalty Reporting Form for any royalty reporting period within 30 days from the end of the relevant reporting period in accordance with the provisions of Article 4.03, Licensee shall be obliged to pay to Philips within 30 days after the end of the relevant quarterly period for which the Royalty Reporting Form was not submitted, an estimated royalty (hereinafter referred to as an "Advance"), being an amount equal to the highest amount of royalties due for any royalty reporting period over the preceding eight royalty reporting periods (or over all preceding royalty reporting periods if fewer than eight). Such payment shall be treated as a non-refundable advance, primarily against the royalties and interest for the relevant royalty reporting period and then, if any sum remains, against any future royalties or other payments payable by Licensee hereunder. Licensee acknowledges and agrees that any Advance shall not be due by way of penalty but that such payment shall constitute a non-refundable advance as aforesaid. For the avoidance of doubt: such payment shall be payable without any further notice or action by Philips, legal or otherwise, and shall take effect by virtue of the failure to submit a Royalty Reporting Form on time; the payment by Licensee of an Advance shall not affect Licensee's obligation to submit a Royalty Reporting Form; the payment by Licensee of an Advance shall be without prejudice to any other rights or remedies of Philips, including, without limitation, Philips' right to charge 2% interest per month on overdue payments (including overdue payments of the Advance), and Philips' right to terminate this Agreement in accordance with its provisions. The Advance will not be set off against other sums due to Philips until a Royalty Reporting Form has been submitted in respect of the relevant royalty reporting period. In respect of any royalty reporting period for which an Advance has been paid and the Royalty

         Reporting Form subsequently submitted, Philips will first set off against the Advance all royalties and interest due for that period. Any remaining sum from the Advance will be set off against further royalty, interest or Advance payments due to Philips hereunder
         (if any).

4.05 Licensee shall submit to Philips, once per calendar year, an audit statement by its external auditors, who shall be public certified auditors, confirming that the quarterly royalty statements as submitted by Licensee to Philips for the last four quarterly periods, are true, complete and accurate in every respect. Such statement must meet Philips' requirements as specified in the Audit Guidelines attached hereto as Exhibit C1 and shall be submitted to Philips within 90 days following the end of Licensee's financial year. The correctness of this audit statement shall be verified by Philips by means of a work paper review, conducted by one of the public certified auditors selected by Philips. Notwithstanding this audit statement, Philips reserves the right to inspect the books and records of Licensee from time to time in accordance with Article 4.10.

4.06 Within 30 days following the expiration or termination of this Agreement, Licensee shall submit to Philips a certified report on the number of Licensed Products in stock at the time of expiration or termination of this Agreement. Royalties, calculated in accordance with
         Article 4.02, shall be due and payable on all Licensed Products manufactured prior to, but remaining in stock with Licensee on the date of expiration or termination of this Agreement. For the avoidance of doubt, this Article 4.06 shall be without prejudice to the provisions of Article 10.06.

4.07 Any payment under this Agreement which is not made on the date(s) specified herein, shall accrue interest at the rate of 2% (two per cent) per month (or part thereof) or the maximum amount permitted by law, whichever is lower.

4.08 All payments to Philips under this Agreement shall be made by transfer in such currency, convertible in the sense of Articles VIII and XIX of the Articles of Agreement of the International Monetary Fund, as designated by Philips. The rate of exchange for converting the currency of the Territory shall be the telegraphic transfer selling rate of the designated currency as officially quoted in the Territory by the officially authorized foreign exchange bank for payment of currency transactions on the day that the amount is due and payable.

4.09 All costs, stamp duties, taxes and other similar levies arising from or in connection with the conclusion of this Agreement shall be borne by Licensee. However, in the event that the government of a country imposes any income taxes on payments made by Licensee to Philips hereunder and requires Licensee to withhold such tax from such payments, Licensee may deduct such tax from such payments. In such event, Licensee shall promptly provide Philips with tax receipts issued by the relevant tax authorities so as to enable Philips to support a claim for credit against income taxes which may be payable by Philips and/or its Associated Companies in The Netherlands and to enable Philips to document, if necessary, its compliance with tax obligations in any jurisdiction outside The Netherlands.

4.10 In order that the royalty statements provided for in this Article 4 may be verified, Licensee shall keep complete and accurate books and records and shall keep the books and records available for a period of 5 years following the manufacture, sale or other disposal of each Licensed Product.

         In order to verify the correctness of the aforementioned royalty statements, Philips shall have the right to inspect the books and records of Licensee from time to time. Any such inspection shall take place no more than once per calendar year and shall be conducted by a public certified auditor appointed by Philips. Philips shall give Licensee written notice of such inspection at least 7 days prior to the inspection. Licensee shall willingly co-operate and provide all such assistance in connection with such inspection as Philips and/or the auditor may require. The inspection shall be conducted at Philips' own expense, provided that in the event that Licensee has failed to submit royalty statements and/or yearly written statement(s) by its external auditors, as provided for in Article 4.03 and Article 4.05, in respect of the period to which the inspection relates or in the event that any discrepancy or error exceeding 3% (three per cent) of the monies actually due is established, the cost of the inspection shall be borne by Licensee, without prejudice to any other claim or remedy as Philips may have under this Agreement or under applicable law.

         Philips' right of inspection as set out in this Article 4.10 shall survive termination or expiration of this Agreement.

4.11 Without prejudice to the provisions of Article 4.10, Licensee shall provide all relevant additional information as Philips may reasonably request from time to time, so as to enable Philips to ascertain which products manufactured, sold or otherwise disposed of by Licensee are subject to the payment of royalties to Philips hereunder, the patents which have been used in connection with such products, and the amount of royalties payable.

4.12 As a condition precedent to the entry into force of this Agreement, Licensee shall submit to Philips a royalty statement in respect of DVD-Discs manufactured and sold or otherwise disposed of by Licensee before the Effective Date of this Agreement in accordance with the provisions of Article 4.03. Within 7 days following the execution of this Agreement, Licensee shall pay to Philips the royalties on such DVD-Discs, calculated by applying the royalty rate of US$ 0.05 for each such DVD-Disc. The royalty statement shall similarly be subject to Philips' right of audit as set out in Article 4.10. Within 45 days following the execution of this Agreement, Licensee shall submit to Philips an audit statement by its external auditors, who shall be public certified auditors, confirming that this royalty statement is true, complete and accurate in every respect.


                                   ARTICLE 5
                  MANUFACTURING EQUIPMENT IDENTIFICATION SYSTEM
                  ---------------------------------------------

5.01 Upon signing of the Agreement, Licensee shall submit to Philips an overview of its manufacturing equipment used for the manufacture of Licensed Products. Further, upon any acquisition, transfer or disposal of manufacturing equipment used for the manufacture of Licensed Products, Licensee shall submit to Philips details of any such adjustment(s) to its manufacturing equipment. Further, Licensee shall submit to Philips an overview containing all adjustments to its manufacturing equipment during the preceding year, together with and confirmed by the audit statement referred to in Article 4.05. Such overview shall be in the form as attached hereto as Exhibit C2 (Manufacturing Equipment List), signed by a duly authorized officer on behalf of Licensee. The royalty rate of US$ 0.0375 referred to in
         Article 4.02 shall only apply to Licensed Products manufactured by Licensee using manufacturing equipment properly identified in the Manufacturing Equipment List and shall be conditional upon Licensee submitting to Philips the audit statement meeting Philips' requirements as set out in the Audit Guidelines, in accordance with the provisions in Article 4.05. In the event that Licensee puts into use newly acquired manufacturing equipment (i.e. manufacturing equipment acquired after May 6, 2002) which has been used for the manufacture of Licensed Products prior to the acquisition by Licensee, the royalty rate of US$ 0.0375 shall only apply if Licensee can demonstrate to Philips' full satisfaction, that the newly acquired manufacturing equipment originates from and has been used by a company which was properly licensed by Philips for the manufacture of Licensed Products and in full compliance with its obligations under its license agreement at the time of the acquisition of the newly acquired manufacturing equipment by Licensee. In the event that Licensee is unable to comply with the requirements under this
         Article 5.01, a royalty rate of US$ 0.05 shall apply to Licensee's manufacture and sale of Licensed Products instead of the royalty rate of US$ 0.0375.


                     ARTICLE 6 - MOST FAVOURABLE CONDITIONS
                     --------------------------------------

6.01 In the event that licenses under the patents referred to in Article 2 are granted by Philips for Licensed Products to a third party under substantially similar conditions, but at a royalty rate more favourable than the rate payable by Licensee under this Agreement, Licensee shall be entitled to the same royalty rate as applicable to such third party, provided always that this right of Licensee shall not apply in respect of cross-license agreements or other agreements providing for a consideration which is not exclusively based on payment of royalties and further provided that this right of Licensee shall not apply in respect of licenses or other arrangements made pursuant to a court decision or the settlement of a dispute between Philips and a third party, irrespective of the nature of such dispute, the terms of the court decision or the settlement terms.


                   ARTICLE 7 - NO WARRANTY AND INDEMNIFICATION
                   -------------------------------------------

7.01 Philips makes no representation or warranty as to the ability of Licensee to achieve interchangeability with respect to Licensed Products. Philips makes no warranty whatsoever that the use of information supplied by Philips does not infringe or may not cause infringement of any industrial or intellectual property rights owned or controlled by third parties, or any industrial or intellectual property rights owned or controlled by Philips, Sony, Pioneer or their respective Associated Companies not licensed pursuant to Article 2.

7.02 It is acknowledged by Licensee that third parties may own industrial and/or intellectual property rights in the field of DVD-Discs. Licensee acknowledges and agrees that Philips, Sony, Pioneer and their respective Associated Companies make no warranty whatsoever that the manufacture, sale or other disposal of any Licensed Product does not infringe or will not cause infringement of any industrial and/or intellectual property rights other than the Licensed Patents. Philips, Sony, Pioneer and their respective Associated Companies shall be fully indemnified and held harmless by Licensee from and against any and all third party claims in connection with DVD-Discs manufactured, sold or otherwise disposed of by Licensee.


                           ARTICLE 8 - CONFIDENTIALITY
                           ---------------------------

8.01     Licensee shall, during the term of this Agreement as specified in
         Article 10.01 and for a period of 3 years thereafter, not disclose to any third party any information acquired from Philips or any of Philips' Associated Companies in connection with this Agreement, or use such information for any other purpose than the manufacture or disposal of Licensed Products in accordance with this Agreement. This obligation shall not apply to the extent information so acquired:

         (a) was known to Licensee prior to the date on which such information was acquired from Philips or any of Philips' Associated Companies, as shown by records of Licensee or otherwise demonstrated to Philips' satisfaction;

         (b) is or has become available to the public through no fault of Licensee;

         (c) was or is received from a third party who was under no confidentiality obligation in respect of such information.

8.02     PHILIPS SHALL, DURING THE TERM OF THIS AGREEMENT AS SPECIFIED IN
         ARTICLE 10.01 AND FOR A PERIOD OF 3 YEARS THEREAFTER, NOT DISCLOSE TO ANY THIRD PARTY ANY CONFIDENTIAL INFORMATION OBTAINED IN CONNECTION WITH ARTICLE 4.03, ARTICLE 4.05 AND/OR ARTICLE 5, EXCEPT THAT PHILIPS MAY DISCLOSE SUCH INFORMATION TO ITS EXTERNAL AUDITORS, LEGAL REPRESENTATIVES AND TO THE COMPETENT COURTS TO THE EXTENT THIS IS NECESSARY FOR PHILIPS IN CONNECTION WITH THE ENFORCEMENT OF ITS RIGHTS HEREUNDER. FURTHER, PHILIPS SHALL NOT USE SUCH INFORMATION FOR OTHER PURPOSES THAN TO VERIFY LICENSEE'S COMPLIANCE WITH ITS ROYALTY REPORTING AND PAYMENT OBLIGATIONS AS PROVIDED IN THIS AGREEMENT AND TO ENFORCE PHILIPS' RIGHTS HEREUNDER. PHILIPS' OBLIGATIONS SET OUT IN THIS PARAGRAPH SHALL NOT APPLY TO INFORMATION REFERRED TO IN SECTIONS A, B AND/OR C OF ARTICLE 8.01.


                            ARTICLE 9 - NO ASSIGNMENT
                            -------------------------

9.01 This Agreement shall inure to the benefit of and be binding upon each of the parties hereto and their respective assignees. It may not be assigned in whole or in part by Licensee without the prior written consent of Philips.


                        ARTICLE 10 - TERM AND TERMINATION
                        ---------------------------------

10.01 This Agreement shall enter into force on the "Effective Date", being the date first written above. In the event that validation of this Agreement is required by the competent governmental authorities, the Effective Date shall be the date of such validation. This Agreement shall remain in force for a period of 10 years from the Effective Date, unless terminated earlier in accordance with the provisions of this
         Article 10.

10.02 Without prejudice to the provisions of Article 10.03 through 10.06, each party may terminate this Agreement at any time by means of written notice to the other party in the event that the other party fails to perform any obligation under this Agreement and such failure is not remedied within 30 days after receipt of a notice specifying the nature of such failure and requiring it to be remedied. Such right of termination shall not be exclusive of any other remedies or means of redress to which the non-defaulting party may be lawfully entitled and all such remedies shall be cumulative. Any such termination shall not affect any royalties or other payment obligations under this Agreement accrued prior to such termination.

10.03 Philips may terminate this Agreement forthwith by means of notice in writing to Licensee in the event that a creditor or other claimant takes possession of, or a receiver, administrator or similar officer is appointed over any of the assets of Licensee or in the event that Licensee makes any voluntary arrangement with its creditors or becomes subject to any court or administration order pursuant to any bankruptcy or insolvency law.

10.04 Additionally, insofar as legally permitted, Philips may terminate this Agreement at any time by means of written notice to Licensee in case Licensee or an Associated Company of Licensee has been found liable by a competent court or administrative authority to have committed a serious act of piracy with respect to copyrights of third parties.

10.05 Philips shall have the right to terminate this Agreement forthwith or to revoke the license granted under any of Philips', Sony's or Pioneer's respective patents in the event that Licensee or any of its Associated Companies brings a claim for infringement of any of its essential patents relating to DVD-Discs or DVD Players against Philips, Sony, Pioneer or any of their respective Associated Companies and Licensee refuses to license such patents on fair and reasonable conditions.

10.06 Upon the termination of this Agreement by Philips for any reason pursuant to Article 10.02 through 10.05, Licensee shall immediately cease the manufacture, sale or other disposal of DVD-Discs in which any one or more of the Licensed Patents are used. Further, upon such termination, any and all amounts outstanding hereunder shall become immediately due and payable.

10.07 All provisions of this Agreement which are intended to survive (whether express or implied) the expiry or termination of this Agreement, shall so survive.


                           ARTICLE 11 - MISCELLANEOUS
                           --------------------------

11.01 Any notice required under this Agreement to be sent by either party shall be given in writing by means of a letter or facsimile directed:

         in respect of Licensee, to:

         Metatec International, Inc.
         7001 Metatec Blvd.,
         Dublin, Ohio 43017
         Fax: (614) 766-3163

         in respect of Philips, to:

         Koninklijke Philips Electronics N.V.
         c/o Philips International B.V.
         Intellectual Property & Standards - Legal Department
         P.O. Box 80002, Building SFF-8
         5600 JB Eindhoven
         The Netherlands
         Fax.+31 40 2734131

         with a copy to:

         U.S. Philips Corporation

         580 White Plains Road
         Tarrytown, New York 10591

         or such other address as may have been previously specified in writing by either party to the other.

11.02 This Agreement sets forth the entire understanding and agreement between the parties as to the subject matter hereof and supersedes and replaces all prior arrangements, discussions and understandings between the parties relating thereto. Neither party shall be bound by any obligation, warranty, waiver, release or representation, except as expressly provided herein, or as may subsequently be agreed in writing between the parties.

11.03    Nothing contained in this Agreement shall be construed:

         (a) as imposing on either party any obligation to instigate any suit or action for infringement of any of the patents licensed hereunder or to defend any suit or action brought by a third party which challenges or relates to the validity of any such patents. Licensee shall have no right to instigate any such suit or action for infringement of any of the patents licensed by Philips hereunder, nor the right to defend any such suit or action which challenges or relates to the validity of any such patent licensed by Philips hereunder;

         (b) as imposing any obligation to file any patent application or to secure any patent or to maintain any patent in force;

         (c) as conferring any license or right to copy or imitate the appearance and/or design of any product of Philips, Sony, Pioneer or any of their Associated Companies;

         (d) as conferring any license to manufacture, sell or otherwise dispose of any product or device other than a Licensed Product.

11.04 Neither the failure nor the delay of either party to enforce any provision of this Agreement shall constitute a waiver of such provision or of the right of either party to enforce each and every provision of this Agreement.

11.05 Should any provision of this Agreement be finally determined void or unenforceable in any judicial proceeding, such determination shall not affect the operation of the remaining provisions hereof, provided that, in such event, Philips shall have the right to terminate this Agreement by written notice to Licensee.

11.06 This Agreement shall be governed by and construed in accordance with the laws of The State of New York.

         Any dispute between the parties hereto in connection with this Agreement (including any question regarding its existence, validity or termination) shall be submitted to any state or federal courts in The State of New York, provided always that, in case Philips is the plaintiff, Philips may at its sole discretion submit any such dispute either to the state or federal courts in the venue of Licensee's registered office, or to any of the state or federal courts in the Territory having jurisdiction. Licensee hereby irrevocably waives any objection to the jurisdiction, process and venue of any such court and to the effectiveness, execution and enforcement of any order or judgment (including, but not limited to, a default judgment) of any such court in relation to this Agreement, to the maximum extent permitted by the law of any jurisdiction, the laws of which might be claimed to be applicable regarding the effectiveness, enforcement or execution of such order or judgment.


AS WITNESS, the parties hereto have caused this Agreement to be signed on the date first written above.

KONINKLIJKE PHILIPS ELECTRONICS                  METATEC INTERNATIONAL, INC.
N.V.



/s/ B. Mache                                       /s/ Gary W. Qualmann
-------------------------------                  -----------------------------
Name:  Bernd Mache                               Name:  Gary W. Qualmann

Title:  Chief Financial Officer                  Title: Chief Financial Officer
      -------------------------                        -----------------------
Date:   August 13, 2002                          Date:  August 9, 2002
     --------------------------                       ------------------------